Exhibit 3.1

Arkansas Secretary of State - Document No.: 4306830002 - Date Filed: 07-13-2005 10:17 AM - Total Pages: 7

CERTIFIED COPY

Arkansas Secretary of State
Charlie Daniels	State Capitol • Little Rock, Arkansas 72201-1094 501-682-3409 • www.sos.arkansas.gov

CERTIFICATE OF AMENDMENT

The undersigned, pursuant to the Arkansas Business Corporation Act (Act 958 of 1987), sets forth the following:

1.	The name of the corporation is ThermoEnergy Corporation and is duly organized, created and existing under and by virtue of the laws of the State of Arkansas.

2.	The amendment to the Articles of Incorporation was adopted on July 12, 2005.

3.	The Articles of Incorporation are amended as follows:

Paragraph 6(b) is amended by adding at the end thereof the following:

“All authorized shares of Preferred Stock shall be designated “Series A Convertible Preferred Stock” and shall have the preferences, limitations and relative rights set forth in Exhibit A attached hereto.”

4.	If an amendment provides for an exchange, reclassification or cancellation of issued shares and such provisions are not contained in the amendment itself, state the provisions for the implementation.

5a.	☒ The amendment was adopted by the incorporators or board of directors of the corporation, no action by the shareholders was required to adopt the amendment.

OR

5b.	☐ The amendment was approved by the shareholders. _________________ shares of

                                                                                                              (Number)

________________ stock are outstanding. _____________ votes are entitled to be cast by each voting group

        (Designation)                                              (Number)

entitled to vote separately on the amendment. The number of votes of each voting group indisputably represented at the meeting was ______________________.

_____________ of the voting group voted in favor of the amendment and ____________ of the voting group voted

        (Number)                                                                                                      (Number)

against the amendment.

OR

5c.	☐ ______________ undisputed votes were cast for the amendment by each voting group. The number of shares voting

                    (Number)

in favor of the amendment was sufficient to adopt the amendment.

Name	Dennis C. Cossey

Chairman of the Board
Title	(Chairman of the Board president, other officer or incorporator if directors have not been selected)

Filing Fee: $50.00

Fee with share exchange: $100.00

Exhibit A

DESCRIPTION OF SERIES A CONVERTIBLE PREFERRED STOCK

Section 1. Liquidation Rights.

(a) Treatment at Liquidation, Dissolution or Winding Up.

(i) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, before any payment is made to the holders of any other class or series of the corporation’s capital stock designated to be junior to the corporation’s Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”), including the corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), the holder of each share of Series A Preferred Stock shall be entitled to be paid from the assets of the corporation available for distribution, pari passu, an amount equal to the greater of (A) $1.20 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Series A Preferred Stock) plus all dividends declared thereon but unpaid, to and including the date full payment shall be tendered to the holders of Series A Preferred Stock with respect to such liquidation, dissolution or winding up, or (B) the amount that would have been payable to the holder of such share had all shares of Series A Preferred Stock been converted to Common Stock pursuant to Section 2(a) hereof immediately prior to such liquidation, dissolution or winding up.

(ii) If the assets of the corporation shall be insufficient to permit the payment in full to the holders of the corporation’s Series A Preferred Stock of all amounts distributable to them under Section 1(a)(i) hereof, then the entire assets of the corporation available for such distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the respective amounts distributable to them.

(b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. A consolidation or merger of the corporation, or a sale of all or substantially all of the assets of the corporation (other than a merger, consolidation or sale of all or substantially all of the assets of the corporation in a transaction in which the shareholders of the corporation immediately prior to the transaction possess more than fifty percent (50%) of the voting securities of the surviving entity (or parent, if any) or the purchaser of assets immediately after the transaction) shall be regarded as a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 1, unless in any such particular event the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock determine that any such particular event shall not, for purposes of this Section 1, be deemed a liquidation, dissolution or winding up.

(c) Distributions Other than Cash. Whenever the distribution provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the corporation.

Section 2. Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time at the office of the corporation or any transfer agent for the Series A Preferred Stock, into one fully paid and nonassessable share of Common Stock (the “Conversion Ratio”). Such initial Conversion Ratio shall be subject to adjustment as hereinafter provided.

(b) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A Preferred Stock that may be designated by the corporation, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock. The corporation shall, as soon as practicable (but, in any event, not later than three (3) business days thereafter), issue and deliver at such office to such holder of Series A Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate for the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay to such holder cash in an amount equal to such fraction multiplied by the Market Price as of the date of conversion. The term “Market Price” shall mean, on any date of determination,(i) the closing price of a share of Common Stock on such day as reported on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market (each, a “Trading Market”) (whichever is then the principal Trading Market on which the Common Stock is listed or traded), or (ii) if the Common Stock is not listed on a Trading Market, the closing bid price for a share of Common Stock on such day in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, the closing bid price for a share of Common Stock on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices) or (iv) if a bid price for a share of Common Stock in the over-the-counter market is not then reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices), the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the corporation.

(c) Automatic Conversion.

(i) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Ratio as then in effect:

(A) on the next Trading Day immediately following the date on which the Market Price for the Common Stock shall have exceeded $3.00 (adjusted to reflect stock splits, stock dividends or distributions, and stock combinations or consolidations) for a period of thirty (30) consecutive Trading Days, or

(B) at the written election of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series A Preferred Stock to require such automatic conversion.

For purposes of this Section 2(c)(i), the term “Trading Day” shall mean (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices).

(ii) Upon the occurrence of an event specified in Section 2(c)(i) hereof, all shares of Series A Preferred Stock shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the corporation or the transfer agent for the Series A Preferred Stock and the holder of such shares shall be treated as the owner of the shares of Common Stock into which such shares have been converted; provided, however, that the corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing such shares of Series A Preferred Stock being converted are either delivered to the corporation or the transfer agent of the Series A Preferred Stock, or the holder notifies the corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection therewith and, if the corporation so elects, provides an appropriate indemnity bond. Upon the automatic conversion of Series A Preferred Stock, each holder of Series A Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of Series A Preferred Stock at the office of the corporation or of the transfer agent for the Series A Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly (and, in any event, not later than three (3) business days thereafter) at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Series A Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay to such holder cash in an amount equal to such fraction multiplied by the Market Price as of the date of conversion.

(d) Adjustments to Conversion Ratio for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(i) In the event the corporation shall issue additional shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Ratio in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately adjusted.

(ii) In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Ratio in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted.

(e) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 1(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the corporation in which the Common Stock is converted into or exchanged for securities, cash or other property (other than a transaction covered by Section 2(d)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible, in lieu of the Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the corporation) shall be made in the application of the provisions in this Section 2 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(f) No Impairment. The corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to Section 2(d), the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any affected holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock which at the time would be received upon conversion of each share of Series A Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, any right to subscribe for, purchase or otherwise acquire any class of securities or other property, or any other right, the corporation shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right and the amount and character thereof.

(i) Common Stock Reserved. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock.

(j) Certain Taxes. The corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Series A Preferred Stock; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series A Preferred Stock.

(k) Closing of Books. The corporation shall at no time close its transfer books against the transfer of any Series A Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock, in any manner which interferes with the timely conversion or transfer of such Series A Preferred Stock.

Section 3. Voting Rights.

The holders of Series A Preferred Stock shall be entitled to the following voting rights: (i) those voting rights required by applicable law and as provided in Section 5 hereof; and (ii) the right to vote (or consent) together with the holders of Common Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote (or consent). Each share of Series A Preferred Stock shall entitle the holder thereof to a number of votes equal to the nearest number of whole shares of Common Stock into which such share of Series A Preferred Stock could have been converted on the date for determination of stockholders entitled to vote at such meeting. The holders of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting.

Section 4. Dividends. In the event the Board of Directors of the corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the corporation for which an adjustment of the Conversion Ratio is made pursuant to Section 2 hereof), the Series A Preferred Stock shall be entitled to, and the Board of Directors shall declare at the same time, a dividend upon the then outstanding shares of the Series A Preferred Stock, in priority to the dividend payable on the Common Stock, payable at the same time as the dividend paid on the Common Stock, in an amount per share of Series A Preferred Stock equal to the amount payable on the largest number of whole shares of Common Stock into which each share of Series A Preferred Stock could be converted pursuant to the provisions of Section 2 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

Section 5. Covenants. As long as any of the Series A Preferred Stock shall be issued and outstanding, the corporation shall not, whether by reclassification, merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the shares of Series A Preferred Stock then outstanding:

(i) directly or indirectly, alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(ii) create any class or series of shares having preference or priority equal or senior to any outstanding shares of Series A Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the corporation having preference or priority equal or senior to any outstanding shares of Series A Preferred Stock as to dividends or assets; or

(iii) amend the corporation’s articles of incorporation in a manner that adversely affects the rights, preferences or privileges of the holders of Series A Preferred Stock.

Section 6. Priority with Respect to Certain Rights. The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to (i) all shares of Common Stock, and (ii) all classes and series of capital stock of the corporation, whether authorized now or in the future, that do not expressly provide that they rank senior to, or on parity with, the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the corporation.

Section 7. Reclassification of Unissued Series A Preferred Stock. Any authorized shares of Series A Preferred Stock remaining unissued after July 31, 2005 may be reclassified by the Board of Directors of the corporation as shares of undesignated preferred stock.